Exhibit 99.1

FOR IMMEDIATE RELEASE

February 3, 2009

THE WALT DISNEY COMPANY REPORTS FIRST QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended December 27, 2008. Diluted earnings per share (EPS) for the quarter were $0.45, compared to $0.63 in the prior-year quarter. EPS for the current quarter included a gain on the sale of our investment in two pay television services in Latin America, which resulted in a benefit of $0.04 per share.

“We faced a challenging first quarter with many of our businesses impacted to various degrees by the economic downturn,” said Robert A. Iger, Disney’s president and CEO. “We are forcefully confronting current circumstance while investing in the great creativity, brands and assets that are Disney’s strengths and keys to its long-term success.”

The following table summarizes the first quarter results for fiscal 2009 and 2008 (in millions, except per share amounts):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007	Change
Revenues	$9,599	$10,452	(8)%
Segment operating income (1)	$1,444	$2,248	(36)%
Net income	$845	$1,250	(32)%
Diluted EPS	$0.45	$0.63	(29)%
Cash provided by operations	$262	$662	(60)%
Free cash flow (1)	$(29)	$413	nm

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.

SEGMENT RESULTS

The following table summarizes first quarter segment operating results for fiscal 2009 and 2008 (in millions).

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007	Change
Revenues (1):
Media Networks	$3,903	$4,109	(5)%
Parks and Resorts	2,665	2,772	(4)%
Studio Entertainment	1,945	2,641	(26)%
Consumer Products	773	654	18%
Interactive Media	313	276	13%

	$9,599	$10,452	(8)%

Segment operating income (1):
Media Networks	$655	$929	(29)%
Parks and Resorts	382	505	(24)%
Studio Entertainment	187	514	(64)%
Consumer Products	265	287	(8)%
Interactive Media	(45)	13	nm

	$1,444	$2,248	(36)%

(1)

Beginning with the first quarter fiscal 2009 financial statements, the Company is reporting the Disney Interactive Media Group along with certain new business initiatives as “Interactive Media” for segment reporting purposes. The primary operating businesses of the Disney Interactive Media Group are Disney Interactive Studios, which produces video games for global distribution, and Disney Online, which produces web sites and online virtual worlds in the United States and internationally. The Disney Interactive Media Group also manages the Company’s Disney-branded mobile phone initiatives. Previously, Disney Interactive Studios and Disney Online were reported in the Consumer Products and Media Networks segments, respectively, while the new business initiatives were reported in corporate and unallocated shared expenses. Prior period amounts have been reclassified to conform to the new presentation. See Appendix for financial information (quarterly and yearly) for fiscal 2008 and 2007 adjusted to reflect the new presentation.

Media Networks

Media Networks revenues for the quarter decreased 5% to $3.9 billion and segment operating income decreased 29% to $655 million. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007	Change
Revenues
Cable Networks	$2,452	$2,412	2%
Broadcasting	1,451	1,697	(14)%

	$3,903	$4,109	(5)%

Segment operating income
Cable Networks	$517	$586	(12)%
Broadcasting	138	343	(60)%

	$655	$929	(29)%

Cable Networks

Operating income at Cable Networks decreased $69 million to $517 million for the quarter driven by decreases at the domestic Disney Channels and at ESPN. The decrease at the domestic Disney Channels was due to lower DVD sales reflecting the success of High School Musical 2 in the prior-year quarter. The decrease at ESPN was primarily due to lower advertising revenues and higher programming and administrative costs, partially offset by higher affiliate revenue. The decrease in advertising revenues was due to a decrease in sold inventory, partially offset by higher rates. Higher programming costs reflected increased costs for NFL programming. The increase in affiliate revenue was due to higher contractual rates and, to a lesser extent, subscriber growth.

Broadcasting

Operating income at Broadcasting decreased $205 million to $138 million for the quarter primarily due to lower advertising revenue at the ABC Television Network and at the owned television stations, and a bad debt charge in connection with the bankruptcy of a syndication customer. These decreases were partially offset by lower programming costs at the ABC Television Network due to a lower cost mix of programming including a shift of hours from primetime to news. The decrease in advertising revenues at the ABC Television Network was primarily due to lower primetime ratings.

Parks and Resorts

Parks and Resorts revenues for the quarter decreased 4% to $2.7 billion and segment operating income decreased 24% to $382 million. Lower operating income was due to decreases at the domestic operations and at Disneyland Resort Paris.

Domestic Operations

Lower operating income at the domestic operations reflected a decline in attendance and occupied room nights at Walt Disney World Resort and Disneyland Resort, mark to market adjustments on fuel hedge contracts and labor and other cost inflation, partially offset by cost mitigation activities.

International Operations

At Disneyland Resort Paris, lower operating income reflected a decrease in real estate sales, labor cost inflation and higher marketing and sales costs, partially offset by increased attendance.

Studio Entertainment

Studio Entertainment revenues for the quarter decreased 26% to $1.9 billion and segment operating income decreased 64% to $187 million.

Lower segment operating income was primarily due to decreased DVD unit sales at worldwide home entertainment reflecting the strong performance of Pirates of the Caribbean: At World’s End, High School Musical 2, Jungle Book Platinum Release and Ratatouille in the prior-year quarter and lower catalog sales in the current quarter. Key current quarter releases included WALL-E, Sleeping Beauty Platinum Release, Tinker Bell and The Chronicles of Narnia: Prince Caspian.

Consumer Products

Consumer Products revenues for the quarter increased 18% to $773 million, and segment operating income decreased 8% to $265 million. The revenue increase was due to the acquisition of the Disney Stores North America. At merchandise licensing, earned royalty revenue was comparable to the prior-year quarter.

The decrease in operating income in the quarter was due to lower results at our retail business, including the absence of royalties from the former licensee of the Disney Stores North America, and higher selling and administrative costs.

Interactive Media

Interactive Media revenues for the quarter increased 13% to $313 million and segment operating income decreased $58 million to a loss of $45 million.

Lower segment operating income was primarily due to a decline at Disney Interactive Studios as higher sales volume was more than offset by an increase in unit cost of sales and higher marketing expenses in the current quarter.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expense decreased from $92 million to $80 million for the quarter due to an increase in allocation of costs to the business segments.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007
Interest expense	$(168)	$(216)
Interest and investment income	29	93

Net interest expense	$(139)	$(123)

The decrease in interest expense for the quarter was primarily due to lower effective interest rates.

Interest and investment income for the quarter decreased as the prior-year quarter included a gain related to the sale of an investment and a recovery in connection with the Company’s leveraged lease investment with Delta Air Lines which had been written off previously.

Minority Interests

Minority interest expense decreased from $24 million in the prior-year quarter to $6 million in the current quarter due to the impact of lower performance at Disneyland Resort Paris and ESPN. The minority interest is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007	Change
Cash provided by operations	$262	$662	$(400)
Investments in parks, resorts and other property	(291)	(249)	(42)

Free cash flow (1)	$(29)	$413	$(442)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The decrease in free cash flow was driven by lower segment operating results, higher net investment in film and television production and programming and an increase in capital expenditures, partially offset by lower income tax payments.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007
Media Networks	$41	$29
Parks and Resorts:
Domestic	169	133
International	13	43

Total Parks and Resorts	182	176

Studio Entertainment	54	25
Consumer Products	7	9
Interactive Media	6	3
Corporate	1	7

Total investments in parks, resorts and other property	$291	$249

Depreciation expense by segment was as follows (in millions):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007
Media Networks
Cable Networks	$24	$22
Broadcasting	22	21

Total Media Networks	46	43

Parks and Resorts
Domestic	205	198
International	79	82

Total Parks and Resorts	284	280

Studio Entertainment	12	9
Consumer Products	6	4
Interactive Media	3	5
Corporate	32	30

Total depreciation expense	$383	$371

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Dec. 27, 2008	Sept. 27, 2008	Change
Current portion of borrowings	$3,771	$3,529	$242
Long-term borrowings	12,232	11,110	1,122

Total borrowings	16,003	14,639	1,364
Less: cash and cash equivalents	(3,795)	(3,001)	(794)

Net borrowings (1)	$12,208	$11,638	$570

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,220 million and $3,706 million attributable to Euro Disney and Hong Kong Disneyland as of December 27, 2008 and September 27, 2008, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $513 million and $693 million as of December 27, 2008 and September 27, 2008, respectively.

Non-GAAP Financial Measures

This earnings release presents net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007
Segment operating income	$1,444	$2,248
Corporate and unallocated shared expenses	(80)	(92)
Other income	114	—
Net interest expense	(139)	(123)

Income before income taxes and minority interests	1,339	2,033
Income taxes	(488)	(759)
Minority interests	(6)	(24)

Net income	$845	$1,250

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, February 3, 2009, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 17, 2009 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007
Revenues	$9,599	$10,452
Costs and expenses	(8,382)	(8,419)
Other income	114	—
Net interest expense	(139)	(123)
Equity in the income of investees	147	123

Income before income taxes and minority interests	1,339	2,033
Income taxes	(488)	(759)
Minority interests	(6)	(24)

Net income	$845	$1,250

Earnings per share:
Diluted	$0.45	$0.63

Basic	$0.46	$0.66

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,872	1,989

Basic	1,852	1,904

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	Dec. 27, 2008	Sept. 27, 2008
ASSETS
Current assets
Cash and cash equivalents	$3,795	$3,001
Receivables	6,106	5,373
Inventories	1,174	1,124
Television costs	708	541
Deferred income taxes	1,024	1,024
Other current assets	665	603

Total current assets	13,472	11,666
Film and television costs	5,582	5,394
Investments	1,674	1,563
Parks, resorts and other property, at cost
Attractions, buildings and equipment	31,407	31,493
Accumulated depreciation	(16,434)	(16,310)

	14,973	15,183
Projects in progress	1,167	1,169
Land	1,165	1,180

	17,305	17,532
Intangible assets, net	2,404	2,428
Goodwill	22,392	22,151
Other assets	2,072	1,763

	$64,901	$62,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,638	$5,980
Current portion of borrowings	3,771	3,529
Unearned royalties and other advances	2,195	2,082

Total current liabilities	12,604	11,591
Borrowings	12,232	11,110
Deferred income taxes	2,380	2,350
Other long-term liabilities	3,770	3,779
Minority interests	1,260	1,344

Commitments and contingencies

Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	26,662	26,546
Retained earnings	28,575	28,413
Accumulated other comprehensive income (loss)	77	(81)

	55,314	54,878
Treasury stock, at cost, 780.3 million shares at December 27, 2008 and 777.1 million shares at September 27, 2008	(22,659)	(22,555)

	32,655	32,323

	$64,901	$62,497

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Quarter Ended
	Dec. 27, 2008	Dec. 29, 2007
OPERATING ACTIVITIES
Net income	$845	$1,250
Depreciation and amortization	396	385
Gain on sale of equity investment	(114)	—
Deferred income taxes	(24)	(31)
Equity in the income of investees	(147)	(123)
Cash distributions received from equity investees	87	119
Minority interests	6	24
Net change in film and television costs	(245)	216
Equity-based compensation	114	103
Other	31	(4)
Changes in operating assets and liabilities:
Receivables	(779)	(1,990)
Inventories	(18)	(34)
Other assets	16	(17)
Accounts payable and other accrued liabilities	(325)	188
Income taxes	419	576

Cash provided by operations	262	662

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(291)	(249)
Proceeds from sale of equity investment	185	—
Acquisitions	(475)	(17)
Other	3	(58)

Cash used in investing activities	(578)	(324)

FINANCING ACTIVITIES
Commercial paper borrowings, net	687	(402)
Borrowings	1,096	854
Reduction of borrowings	(579)	(117)
Repurchases of common stock	(104)	(1,045)
Exercise of stock options and other	10	116

Cash provided/(used) by financing activities	1,110	(594)

Increase/(decrease) in cash and cash equivalents	794	(256)
Cash and cash equivalents, beginning of period	3,001	3,670

Cash and cash equivalents, end of period	$3,795	$3,414

Appendix

Supplemental Financial

Information

Interactive Media Group

Fiscal Years 2008 and 2007

The Company has combined the operations and management of Disney Interactive Studios and the Walt Disney Internet Group into a new business unit, the Disney Interactive Media Group which creates and delivers Disney-branded entertainment and lifestyle content across interactive media platforms. The primary operating businesses of the Disney Interactive Media Group are Disney Interactive Studios, which produces video games for global distribution, and Disney Online, which produces web sites and online virtual worlds in the United States and internationally. The Disney Interactive Media Group also manages the Company’s Disney-branded mobile phone initiatives and provides technical infrastructure services to the Company’s non Disney-branded websites, such as ABC.com and ESPN.com, and to its Disney-branded e-commerce websites, principally Disneyshopping.com and Walt Disney Parks and Resorts Online. The Disney Interactive Media Group is reimbursed for the cost of providing these technical infrastructure services, and since these other websites that the Disney Interactive Media Group supports are managed within the Company’s other segments, the financial results of these websites are reported within the Company’s other segments rather than as part of the Disney Interactive Media Group.

Beginning with the first quarter fiscal 2009 financial statements, the Company is reporting the Disney Interactive Media Group along with certain new business initiatives as “Interactive Media” for segment reporting purposes. Previously, Disney Interactive Studios and the Walt Disney Internet Group were reported in the Consumer Products and Media Networks segments, respectively, while the new business initiatives were reported in corporate and unallocated shared expenses. The new presentation aligns with how management reports and measures segment performance for internal management purposes.

On February 3, 2008, the Company filed on Form 8-K its amended Annual Report for the year ended September 27, 2008 to reflect the Interactive Media Group as a segment. The operating results for fiscal 2008 and 2007 as adjusted to reflect the Interactive Media Group as a segment along with management’s discussion and analysis of results of operations for the Interactive Media Group from that filing follow.

The following table presents summary consolidated financial information for fiscal years 2008 and 2007 adjusted to reflect the Interactive Media Group as a segment:

(in millions)	Year Ended September 27, 2008	Year Ended September 29, 2007
Revenues
Media Networks	$15,857	$14,913
Parks and Resorts	11,504	10,626
Studio Entertainment	7,348	7,491
Consumer Products	2,415	1,990
Interactive Media	719	490

	$37,843	$35,510

Segment Operating Income/(Loss)
Media Networks	$4,942	$4,508
Parks and Resorts	1,897	1,710
Studio Entertainment	1,086	1,195
Consumer Products	778	689
Interactive Media	(258)	(291)

	8,445	7,811
Corporate and unallocated shared expenses	(460)	(497)
Other (expense)/income	(59)	1,004
Net interest expense	(524)	(593)

Income from continuing operations before income taxes and minority interests	7,402	7,725
Income taxes	(2,673)	(2,874)
Minority interests	(302)	(177)

Income from continuing operations	4,427	4,674
Discontinued operations, net of tax	—	13

Net income	$4,427	$4,687

Management’s Discussion and Analysis of Results of Operations for Fiscal Year 2008 compared to Fiscal Year 2007 for Interactive Media is as follows:

Revenues

Interactive Media revenues increased 47%, or $229 million, to $719 million primarily due to increases of $160 million at Disney Interactive Studios and $71 million at Disney Online.

The increase at Disney Interactive Studios was primarily due to the performance of new High School Musical, Hannah Montana and Turok self-published video games in fiscal 2008 compared to Pirates of the Caribbean, Spectrobes and Meet the Robinsons games in fiscal 2007. The increase at Disney Online reflected higher virtual world subscription revenue due to a full period of Club Penguin, which was acquired in the fourth quarter of fiscal 2007.

Costs and Expenses

Costs and expenses, which consist primarily of video game and internet content development costs, product costs, distribution and marketing expenses, general and administrative costs, and technology infrastructure costs, increased 25%, or $193 million, to $974 million driven by increases at Disney Interactive Studios and Disney Online, partially offset by lower costs related to mobile phone services as a result of the shut down of the domestic business in the first quarter of fiscal 2008. The increase at Disney Interactive Studios reflected higher product, distribution and marketing costs associated with volume growth and increased investment in video game development. At Disney Online the increase was driven by higher development and marketing costs related to the Disney.com website and virtual worlds, including the impact of a full year of Club Penguin, and the Family.com website.

Segment Operating Loss

Segment operating loss decreased 11%, or $33 million, to $258 million driven by reduced costs of mobile phone service activities, partially offset by lower results at Disney Online.

The following tables present reconciliations of income from continuing operations before income tax and minority interest originally reported to income from continuing operations before income tax and minority interest for fiscal years 2008 and 2007 (quarterly and full year) adjusted to reflect the new presentation.

	First Quarter Fiscal 2008			Second Quarter Fiscal 2008			Third Quarter Fiscal 2008			Fourth Quarter Fiscal 2008
(unaudited, in millions)	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
Revenues:
Media Networks
Cable Networks	$2,412	$—	$2,412	$2,110	$—	$2,110	$2,592	$—	$2,592	$2,927	$—	$2,927
Broadcasting	1,757	(60)	1,697	1,502	(62)	1,440	1,531	(69)	1,462	1,285	(68)	1,217

Total Media Networks	4,169	(60)	4,109	3,612	(62)	3,550	4,123	(69)	4,054	4,212	(68)	4,144
Parks and Resorts	2,772	—	2,772	2,725	—	2,725	3,038	—	3,038	2,969	—	2,969
Studio Entertainment	2,641	—	2,641	1,822	—	1,822	1,433	—	1,433	1,452	—	1,452
Consumer Products	870	(216)	654	551	(94)	457	642	(73)	569	812	(77)	735
Interactive Media	—	276	276	—	156	156	—	142	142	—	145	145

	$10,452	$—	$10,452	$8,710	$—	$8,710	$9,236	$—	$9,236	$9,445	$—	$9,445

Segment operating income/(loss):
Media Networks
Cable Networks	$586	$—	$586	$1,094	$—	$1,094	$1,212	$—	$1,212	$1,208	$—	$1,208
Broadcasting	322	21	343	223	39	262	260	48	308	(150)	79	(71)

Total Media Networks	908	21	929	1,317	39	1,356	1,472	48	1,520	1,058	79	1,137
Parks and Resorts	505	—	505	339	—	339	641	—	641	412	—	412
Studio Entertainment	514	—	514	377	—	377	97	—	97	98	—	98
Consumer Products	322	(35)	287	107	20	127	113	40	153	176	35	211
Interactive Media	—	13	13	—	(60)	(60)	—	(91)	(91)	—	(120)	(120)

	$2,249	$(1)	$2,248	$2,140	$(1)	$2,139	$2,323	$(3)	$2,320	$1,744	$(6)	$1,738
Corporate and unallocated shared expenses	(93)	1	(92)	(98)	1	(97)	(127)	3	(124)	(153)	6	(147)
Other income/(expense)	—	—	—	—	—	—	32	—	32	(91)	—	(91)
Net interest expense	(123)	—	(123)	(147)	—	(147)	(141)	—	(141)	(113)	—	(113)

Income from continuing operations before income taxes and minority interests	$2,033	$—	$2,033	$1,895	$—	$1,895	$2,087	$—	$2,087	$1,387	$—	$1,387

	First Quarter Fiscal 2007			Second Quarter Fiscal 2007			Third Quarter Fiscal 2007			Fourth Quarter Fiscal 2007
(unaudited, in millions)	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
Revenues:
Media Networks
Cable Networks	$2,136	$—	$2,136	$1,931	$—	$1,931	$2,305	$—	$2,305	$2,795	$—	$2,795
Broadcasting	1,650	(45)	1,605	1,525	(52)	1,473	1,524	(45)	1,479	1,238	(49)	1,189

Total Media Networks	3,786	(45)	3,741	3,456	(52)	3,404	3,829	(45)	3,784	4,033	(49)	3,984
Parks and Resorts	2,489	—	2,489	2,446	—	2,446	2,904	—	2,904	2,787	—	2,787
Studio Entertainment	2,633	—	2,633	1,550	—	1,550	1,775	—	1,775	1,533	—	1,533
Consumer Products	673	(98)	575	502	(61)	441	537	(106)	431	577	(34)	543
Interactive Media	—	143	143	—	113	113	—	151	151	—	83	83

	$9,581	$—	$9,581	$7,954	$—	$7,954	$9,045	$—	$9,045	$8,930	$—	$8,930

Segment operating income/(loss):
Media Networks
Cable Networks	$461	$—	$461	$961	$—	$961	$1,063	$—	$1,063	$1,092	$—	$1,092
Broadcasting	247	35	282	191	41	232	293	52	345	(33)	105	72

Total Media Networks	708	35	743	1,152	41	1,193	1,356	52	1,408	1,059	105	1,164
Parks and Resorts	405	—	405	254	—	254	621	—	621	430	—	430
Studio Entertainment	603	—	603	234	—	234	190	—	190	168	—	168
Consumer Products	234	(13)	221	124	20	144	118	10	128	155	41	196
Interactive Media	—	(22)	(22)	—	(61)	(61)	—	(62)	(62)	—	(146)	(146)

	$1,950	$—	$1,950	$1,764	$—	$1,764	$2,285	$—	$2,285	$1,812	$—	$1,812
Corporate and unallocated shared expenses	(107)	—	(107)	(130)	—	(130)	(115)	—	(115)	(145)	—	(145)
Other income	1,004	—	1,004	—	—	—	—	—	—	—	—	—
Net interest expense	(157)	—	(157)	(130)	—	(130)	(143)	—	(143)	(163)	—	(163)

Income from continuing operations before income taxes and minority interests	$2,690	$—	$2,690	$1,504	$—	$1,504	$2,027	$—	$2,027	$1,504	$—	$1,504

	Fiscal Year 2008			Fiscal Year 2007
(unaudited, in millions)	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
Revenues:
Media Networks
Cable Networks	$10,041	$—	$10,041	$9,167	$—	$9,167
Broadcasting	6,075	(259)	5,816	5,937	(191)	5,746

Total Media Networks	16,116	(259)	15,857	15,104	(191)	14,913
Parks and Resorts	11,504	—	11,504	10,626	—	10,626
Studio Entertainment	7,348	—	7,348	7,491	—	7,491
Consumer Products	2,875	(460)	2,415	2,289	(299)	1,990
Interactive Media	—	719	719	—	490	490

	$37,843	$—	$37,843	$35,510	$—	$35,510

Segment operating income/(loss):
Media Networks
Cable Networks	$4,100	$—	$4,100	$3,577	$—	$3,577
Broadcasting	655	187	842	698	233	931

Total Media Networks	4,755	187	4,942	4,275	233	4,508
Parks and Resorts	1,897	—	1,897	1,710	—	1,710
Studio Entertainment	1,086	—	1,086	1,195	—	1,195
Consumer Products	718	60	778	631	58	689
Interactive Media	—	(258)	(258)	—	(291)	(291)

	$8,456	$(11)	$8,445	$7,811	$—	$7,811
Corporate and unallocated shared expenses	(471)	11	(460)	(497)	—	(497)
Other (expense)/income	(59)	—	(59)	1,004	—	1,004
Net interest expense	(524)	—	(524)	(593)	—	(593)

Income from continuing operations before income taxes and minority interests	$7,402	$—	$7,402	$7,725	$—	$7,725